                                                                  Exhibit (d)(3)




                                                                  EXECUTION COPY

                             EMPLOYMENT AGREEMENT
                             --------------------


          THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into
                                           ---------
as of July 9, 2001, between FLD Acquisition Corp., a Georgia corporation (the "Company"), and Isador E. Mitzner ("Executive"). This Agreement shall become
 -------                            ---------
effective (the "Effective Date") only upon the consummation of the Merger
                --------------
contemplated by the Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), by and among Full Line Distributors, Inc., a Georgia
      ----------------
corporation (the "Surviving Corporation"), Broder Bros., Co., a Michigan
                  ---------------------
corporation, and the Company, and this Agreement shall terminate on a coterminous basis with the termination or expiration of the Merger Agreement. In connection with the transactions contemplated by the Merger Agreement, the Company shall merge with and into the Surviving Corporation.

          The Company and Executive desire to enter into this Agreement to provide the terms and conditions pursuant to which Executive will serve as the president of the Company's manufacturing division.

          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.   Employment.  The Company shall employ Executive, and Executive
               ----------
hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning and ending as provided in paragraph 4 hereof (the "Employment Period").
                         -----------------

          2.   Position and Duties.
               -------------------

          (a) During the Employment Period, Executive shall serve as President of the Company's Manufacturing Division and shall have the normal duties, responsibilities and authority of the President of the Manufacturing Division, subject to the overall direction and authority of the Company's senior officers and its board of directors (the "Board").
                                 -----

          (b) Executive shall report to the Company's Chief Executive Officer, and Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its Subsidiaries; provided, that nothing in this paragraph 2(b) shall prohibit Executive from devoting a reasonable amount of business time and attention to charitable activities, and from performing services for T Shirt Brokerage Services, Inc. ("TSBS") so long as such services do not interfere with Executive's duties to
  ----
the Company.

          (c)  For purposes of this Agreement, "Subsidiaries" shall mean any
                                                ------------
corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

          3.   Base Salary and Benefits.
               ------------------------

          (a) During the Employment Period, Executive's base salary shall be $250,000 per annum and shall be subject to review by the Chief Executive Officer or his designee (the "Supervising Officers") on an annual basis (the "Base
                      --------------------                            ----
Salary"), which salary shall be payable in regular installments in accordance
------
with the Company's general payroll practices and shall be subject to customary withholding. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee health, retirement and disability benefit programs for which employees of the Company and its Subsidiaries are generally eligible. Executive shall be entitled to four weeks of paid vacation per calendar year.

          (b) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

          (c) During the Employment Period, Executive will be eligible to earn an annual target performance bonus of up to $100,000 during each calendar year ended December 31/st/, (commencing with the year ended December 31, 2001). Such bonus will be payable based on the attainment of the performance targets and objectives for each such year, which will be established annually by the Supervising Officers. Any bonus under this paragraph 3(c) shall be deemed to have been earned and accrued as of the end of the applicable fiscal year for purposes of this Agreement and shall be paid to the Executive, in cash, no later than February 28/th/ of the calendar year following the year for which such bonus applies. Executive's bonus for fiscal year 2001 will be prorated based upon the number of days Executive was actually in the Company's employment during such fiscal year.

          4.   Term.
               ----

          (a) The Employment Period will commence on the Effective Date hereof and shall terminate one year thereafter; provided that the Employment Period (including, without limitation, any extensions of the Employment Period pursuant to the provisions below or otherwise) (i) shall terminate upon Executive's resignation, death or Disability (as defined below) and (ii) may be terminated by the Company at any time for Cause (as defined below) or without Cause; provided further, that the Employment Period will automatically renew for successive periods of one year each, unless either party delivers written notice to the other of its intention not to renew the Employment Period for such successive one year period at least 30 days prior to the commencement of any such renewal period.

          (b) Subject to the other terms and conditions of this paragraph 4(b), if the Employment Period is terminated by the Company without Cause or if Executive shall terminate the Employment Period for Good Reason (as defined below) during the term of this Agreement, Executive shall be entitled to (i) receive his Base Salary and benefits described in paragraph 3(a) above, in each case for 180 days after the date of such termination and (ii) retain his laptop computer and cellular telephone (provided, Executive shall be solely responsible for cellular charges for periods on or after the date of termination). Any such amounts payable under this paragraph 4(b) will be payable at such times as such amounts would have been payable had Executive not been terminated. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay any amounts payable under this paragraph 4(b) during such times as Executive is in breach of paragraph 5, 6, or 7 hereof. As a condition to the Company's obligations (if any) to make severance payments pursuant to this paragraph 4(b), Executive will execute and deliver a general release in form and substance satisfactory to the Company.

          (c) If the Employment Period is terminated by the Company for Cause or is terminated pursuant to clause (a)(i) above (other than a resignation by Executive for Good Reason), Executive shall be entitled to receive his Base Salary through the date of termination and no other payment.

          (d) Except as otherwise provided in paragraph 4(b) or paragraph 4(c), all of Executive's rights to fringe benefits and bonuses hereunder (if any) which accrue after the termination of the Employment Period shall cease upon such termination. The Company may offset any amounts Executive owes it or its Subsidiaries against any amounts it owes Executive hereunder.

          (e)  For purposes of this Agreement, "Disability" (i) shall mean any
                                                ----------
physical or mental incapacitation which results in Executive's inability to perform his duties and responsibilities for the Company for a total of 90 days during any twelve-month period. If the Company and Executive are unable to agree as to whether Executive is Disabled, the question will be decided by a physician selected jointly by the Company and Executive, at the joint expense of the Company and Executive, whose decision will be conclusive and binding.

          (f)  For purposes of this Agreement, "Cause" shall mean (i) the
                                                -----
commission of a felony or any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) conduct bringing the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (iii) substantial and repeated failure, after delivery of written notice from the Supervising Officers to the Executive and a ten (10) business day period to effect a cure, to perform duties as reasonably directed by the Supervising Officers, (iv) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, or (v) any other material breach of this Agreement or the Non-Compete Agreement which, in the case of a material breach of this Agreement, remains uncured for a period of ten (10) business days after Executive is given written notice of such material breach.

          (g)  For purposes of this Agreement, "Good Reason" shall mean the
                                                -----------
occurrence, without Executive's consent, of any of the following: (i) unless corrected within ten (10) business days after delivery by Executive of written notice to the Supervising Officers of Executive's objection thereto, the assignment to Executive of any significant duties materially inconsistent with Executive's position as president of the Company's manufacturing division or a substantial adverse alteration in the nature or status of Executive's responsibilities for the Company, (ii) any reduction in the Base Salary paid to Executive; (iii) the failure by the Company to pay or provide Executive within ten (10) days of written demand, any amount of Base Salary, bonus or any other benefit which is due, owing and payable under this Agreement or (iv) the failure by the Company to continue to provide Executive with benefits which satisfy the requirements of the last sentence of paragraph 3(a).

          5.   Confidential Information.  Executive acknowledges that the
               ------------------------
information, observations and data (including without limitation trade secrets, know-how, research and product plans, customer lists, software, inventions, processes, formulas, technology, designs, drawings, specifications, marketing and advertising materials, distribution and sales methods and systems, sales and profit figures and other technical or business information) disclosed or otherwise revealed to him, or discovered or otherwise obtained by him, directly or indirectly, while employed by the Company or any of its Subsidiaries concerning the business or affairs of the Company or any of its Subsidiaries ("Confidential Information") are the property of the Company or such Subsidiary.
--------------------------
Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Supervising Officers, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions in violation of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to be in breach of this Section 5 by virtue of his owning, managing or rendering services to TSBS (as such business exists on the date hereof as described on Exhibit A attached hereto); provided, that the foregoing shall not permit
---------
Executive to disclose Confidential Information to third parties other than TSBS or to disclose written or electronic Confidential Information to TSBS.
Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoran da, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary which he may then possess or have under his control.

          6.   Inventions and Patents.  Executive acknowledges that all
               ----------------------
inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its Subsidiaries ("Work Product") belong to the Company or
                                      ------------
such Subsidiary. Executive shall promptly disclose such Work Product to the Supervising Officers and perform all actions reasonably requested by the Supervising Officers (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Any inventions, innovations, improvements, developments, methods, designs, analyses, drawings or reports that are developed by Executive while performing services for TSBS and relate solely to the business of TSBS (i.e., they have no commercial application to the Company's business) shall be the property of TSBS.

          7.   Non-Compete, Non-Solicitation.
               -----------------------------

          (a) Each of the parties hereto acknowledges and agrees that the Company is engaged in the business of purchasing, warehousing, distributing, selling, marketing, manufacturing and producing (whether for internal use or sale to third parties) casualwear and sportswear for men, women, children and infants, including but not limited to T-shirts, sweatshirts, golf shirts, denim products, fleece products, sleep wear, sweaters, woven shirts, outerwear, headgear, sports jerseys, jackets, turtlenecks, bags, aprons, towels, robes and shorts, whether imprintable or imprinted (collectively, "Apparel Products"),
                                                         ----------------
which business is conducted (including production, promotional and marketing activities and sales activities) (the foregoing being referred to as the "Restricted Business") in the Restricted Territory (as defined below).
        -------------------
During the course of his association with the Company, Executive will possess extensive knowledge and proprietary information with respect to the Company, which, if disclosed or made available to the Company's competitors, would have a material adverse effect on the Company, and Executive will be responsible for the creation of goodwill inherent in the Company. As a result of this Agreement, the Company will provide Executive with substantial compensation.

          (b) In light of Executive's contributions to the growth and development of the Company, including the creation of goodwill, Confidential Information and Work Product of the Company, Executive will execute and deliver this Agreement for the purpose of preserving for the Company's benefit the goodwill, Confidential Information, Work Product, proprietary rights and going concern value of the Company, and to protect the Company's business opportunities. The covenants contained in this paragraph 7 are integral to the Company's employment of Executive and the Company would not enter into and deliver this Agreement absent Executive's agreement to the covenants contained in paragraphs 5, 6 and 7 of this Agreement and unless such covenants are in full force and effect and valid, binding and enforceable against Executive.

          (c) In order to protect the value of the Company's equity and its legitimate business interests (including the goodwill, Confidential Information and Work Product of the Company), Executive agrees that during the Employment Period and for a period of one year thereafter (the "Noncompete Period"), he
                                                     -----------------
shall not, directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which is engaged in the Restricted Business anywhere in the Restricted Territory. Notwithstanding this paragraph 7, Executive shall be entitled to own, manage and render services to TSBS as such business exists on the date hereof (which business is described on Exhibit A
                                                                   ---------
attached hereto) without violation of paragraph 7 of this Agreement (subject to the other obligations of Executive under this Agreement and the covenants set forth in Exhibit A attached hereto). Executive agrees that the aforementioned
         ---------
covenant is reasonable with respect to its duration, geographical area and scope of restricted activities. In particular, Executive acknowledges and agrees that the Company currently conducts its business throughout the Restricted Territory and that the geographic scope of this restriction is necessary to protect the goodwill and Confidential Information of the Company.

          For purposes of this Agreement,

          "participate" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, owner or otherwise; provided that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange and which is not primarily engaged in a business of providing products or services which are similar to or compete with the products and services of the Company, and

          "Restricted Territory" means the geographic area that is within the
           --------------------
one day shipping zone of United Parcel Service from the Company's facilities located in Fullerton, California; Miramar, Florida; Doraville, Georgia; Roberta, Georgia; Berkeley, Missouri; Bedford Heights, Ohio; and Houston, Texas.

          (d) During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof,
(ii) hire any person who was an employee of the Company at any time during the Noncompete Period, (iii) induce or attempt to induce any customer (including, without limitation, any subsidiaries, divisions or affiliates thereof), supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer (including, without limitation, any subsidiaries, divisions or affiliates thereof), supplier, licensee, licensor, franchisee or business relation and the Company (including, without limitation, making any negative statements or communications about the Company) or (iv) service, engage in business with or provide products or services to any customer (including, without limitation, any subsidiaries, divisions or affiliates thereof) of the Company with respect to Apparel Products.

          (e) Executive acknowledges and agrees that, the Company would not enter into and deliver this Agreement unless Executive's covenants set forth in paragraphs 5, 6 and 7 are in full force and effect and are binding and enforceable obligations of Executive. Executive also acknowledges that, during his employment as president of the Company's manufacturing division, he will become familiar with the Confidential Information and Work Product of the Company and he will be entrusted with supervising all aspects of the manufacturing business. Executive also acknowledges that, prior to the Effective Date, he has served as the chief executive officer of the Surviving Corporation, and that as such, he has supervised all aspects of the Surviving Corporations's business, and has contributed to the growth and goodwill of such business and the creation of significant equity value for such business. Executive further acknowledges that as president of the Company's manufacturing division, Executive will have direct or indirect responsibility, oversight or duties with respect to all of the manufacturing business of the Company and its employees, vendors, customers, clients and other business relations, and that, accordingly, the geographical restriction contained in this paragraph 7 is reasonable in all respects and necessary to protect the goodwill and Confidential Information and Work Product of the Company and that, without such protection, the Company's customer and client relations and competitive advantage would be materially adversely effected. It is specifically recognized by Executive that the Company would not have entered into the Merger Agreement or engaged in the transactions contemplated thereby without the restrictions contained in this paragraph 7. Executive further acknowledges that the restrictions contained in this paragraph 7 do not impose an undue hardship on him due to the fact that he has general business skills which may be used in industries other than that in which the Company conducts business and do not deprive Executive of his livelihood. In addition, Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of paragraph 5, 6 or 7 outweighs any harm to Executive of their enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Company. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Executive agrees that the covenants made in paragraph 7(c) and paragraph 7(d) will be construed as agreements independent of any other provisions of this Agreement and will survive any order of a court of competent jurisdiction terminating any other provisions of this Agreement.

          8.   Enforcement.  If, at the time of enforcement of paragraph 5, 6 or
               -----------
7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.
Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of paragraph 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured. Executive agrees that the restrictions contained in paragraphs 5, 6 and 7 are reasonable.

          9.   Other Businesses.  As long as Executive is employed by the
               ----------------
Company or any of its Subsidiaries, Executive agrees that he will not, except with the express written consent of the Supervising Officers, become engaged in, or render services for, any business other than the business of the Company, any of its Subsidiaries or any corporation or partnership in which the Company or any of its Subsidiaries have an equity interest; provided, that nothing in this paragraph 9 shall prohibit Executive from devoting a reasonable amount of business time and attention to charitable activities. Notwithstanding this paragraph 9, Executive shall be entitled to own, manage and render services to TSBS as such business exists on the date hereof (which business is described on Exhibit A attached hereto) without violation of paragraph 9 of this Agreement
---------
(subject to the other obligations of Executive under this Agreement and the covenants set forth in Exhibit A attached hereto).
                       ---------

          10.  Executive's Representations.  Executive hereby represents and
               ---------------------------
warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

          11.  Survival.  Paragraphs 4, 5, 6 and 7 shall survive and continue in
               --------
full force in accordance with their terms notwithstanding any termination of the Employment Period.

          12.  Notices.  Any notice provided for in this Agreement shall be in
               -------
writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

          Notices to Executive:
          --------------------

          Isador E. Mitzner
          5445 North Powers Ferry Road
          Atlanta, GA 30327


     With a copy to:

          Smith, Gambrell & Russell, LLP
          1230 Peachtree Street, N.E.
          Suite 3100, Promenade II
          Atlanta, GA 30309
          Attn: Arthur Jay Schwartz
                Marlon F. Starr

          Notices to the Company:
          ----------------------

          Broder Bros., Co.
          45555 Port Street
          Plymouth, Michigan 48170
          Attn: Vince Tyra
                Howard Morof

     With copies to:

          Broder Bros., Co.
          c/o Bain Capital, Inc.
          Two Copley Place
          Boston, Massachusetts 02116
          Attn: Tom Myers

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, Illinois 60601
          Attn: Jeffrey C. Hammes, P.C.
                David A. Breach

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

          13.  Severability.  Whenever possible, each provision of this
               ------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          14.  Complete Agreement.  This Agreement, those documents expressly
               ------------------
referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          15.  No Strict Construction.  The language used in this Agreement
               ----------------------
shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

          16.  Counterparts.  This Agreement may be executed in separate
               ------------
counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          17.  Successors and Assigns.  This Agreement is intended to bind and
               ----------------------
inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company. Executive acknowledges that the Company shall have the right to assign this Agreement in connection with the sale or transfer of all or any portion of the Company's Manufacturing Division, whether such sale or transfer is consummated by way of a merger, stock or interest purchase, asset sale, recapitalization or any other form of transaction consummating such sale or transfer.

          18.  Choice of Law.  All issues and questions concerning the
               -------------
construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Georgia, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

          19.  Amendment and Waiver.  The provisions of this Agreement may be
               --------------------
amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

          20.  References to the Company.  From and after the effectiveness of
               -------------------------
the Merger contemplated by the Merger Agreement, all references to the Company shall be deemed to be references to the Surviving Corporation.

                             *    *    *    *    *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                                  FLD ACQUISITION CORP.


                                                  By:  /s/ Vincent J. Tyra
                                                       -------------------
                                                  Its: CEO
                                                       -------------------

                                                  /s/ Isador E. Mitzner
                                                  ------------------------
                                                  ISADOR E. MITZNER
























                   [Signature Page to Employment Agreement]

                                   EXHIBIT A
                                   ---------


The following is a description of the current business of T Shirt Brokerage Services, Inc. ("TSBS"), as described by Executive:

TSBS is engaged in the business of acting as a broker (as opposed to a distributor) for apparel products purchased from either apparel manufacturers, apparel importers, screen printers and embroiders, fabric mills or apparel distributors. Except as set froth below, the products that TSBS brokers are materially discounted (i.e., in excess of 20% of the then current standard price) apparel products that are primarily close outs, discontinued items or overstocked items. As a broker, TSBS does not generally warehouse any of the goods that it sells. Occasionally, TSBS may take possession and warehouse the goods that it is brokering, however TSBS will not use more than 10,000 square feet, in the aggregate, of storage space at any one time. Subject to the foregoing, TSBS does not act as a distributor, meaning that it does not (a) purchase goods for storage and redistribution or (b) solicit orders or customers through catalog solicitation or other general advertising methods (other than trade magazine advertisements). TSBS's business is national in scope.

For purposes of the Agreement, the foregoing describes the business that Executive may continue to engage in without violating the terms of Section 7 or
Section 9 of the Agreement.

On occasion, TSBS has the opportunity to act as a broker for the sale of apparel products which are not materially discounted (i.e., the discount on such products is less than 20% of the then current standard price). TSBS shall be permitted to act as a broker in such transactions without Executive violating the terms of this Agreement so long as Executive causes TSBS to give the Company a right of first refusal with respect to such apparel products before TSBS brokers such products to a third party, it being understood that if the Company declines to purchase such products TSBS may only sell such products to a third party on terms no more favorable than the terms offered to the Company.